SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to SCHEDULE 13D

Under the Securities Exchange Act of 1934

Madison Covered Call & Equity Strategy Fund

(Name of Issuer)

Common Stock

(Title of Class of Securities)

557437100

(CUSIP Number)

Howard D. Punch, President

Punch & Associates Investment Management, Inc.

7701 France Avenue South, Suite 300

Edina, MN  55435

952-224-4350

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 2, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240. 13d-7 (b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for the reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 557437100

1	Name of Reporting Person S.S. or I.R.S. Identification No. of above persons Punch & Associates Investment Management, Inc.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Source of Funds (See Instructions) OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,388,575

	8	Shared Voting Power N/A

	9	Sole Dispositive Power 1,388,575

	10	Shared Dispositive Power N/A

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,388,575

12	Check box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 7.21%

14	Type of Reporting Person (See Instructions) IA

2

Reference is hereby made to the statements on Schedule 13D originally filed with the Securities and Exchange Commission on May 19, 2016 and Amendment No. l filed on June 13, 2016 (the “Schedule 13D”) which are incorporated herein by reference. Pursuant to this Amendment No. 2. Item 5 is hereby amended as follows:

Item 5.   Interest in Securities of the Issuer.

(a)                                 Aggregate number and percentage of class beneficially owned:

The Reporting Person beneficially owns (as that term is defined in Rule 13d-3 promulgated by the SEC) an aggregate of 1,388,575 shares of voting common stock of the Issuer, representing 7.21% of the shares outstanding based on 19,268,423 shares outstanding as reported on the Issurer’s Definitive Proxy Statement on Schedule 14A filed on July 25, 2016.

(b)                                 Voting and Dispositive Power:

The Reporting Person has sole voting and dispositive power with respect to all shares of the Issuer’s common stock beneficially owned by Reporting Person.

(c)                                  Transactions within the past 60 days:

See Appendix A attached hereto containing a record of transactions in the Issuer’s Common Stock in the past 60 days.

(d)                                 Right to Direct the Receipt of Dividends:  N/A

(e)                                  Last Date on Which Reporting Person Ceased to be a 5% Holder:  N/A

3

SIGNATURE

After reasonable inquiry and to the best of the Reporting Person’s knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

Date: August 5, 2016	PUNCH & ASSOCIATES INVESTMENT MANAGEMENT, INC.

/s/ Howard D. Punch
Howard D. Punch, President
Punch & Associates Investment Management, Inc.

4

Appendix A

Transactions by Punch & Associates Investment Management, Inc. in Madison Covered Call & Equity Strategy Fund in the past 60 days (all transactions were open market transactions executed through a broker-dealer):

Tran		Trade		Price
Code	Security	Date	Quantity	Per Share

Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	2,900	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	7,775	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	1,311	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	4,269	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	166	$7.86
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	544	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	225	$7.84
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	737	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	694	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	2,261	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	1,985	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	70	$7.92
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	230	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	258	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	838	$7.82
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	344	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	1,121	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/4/2016	620	$7.81
Sale	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	670	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	1,000	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	3,292	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	790	$7.79
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	500	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	2	$8.17
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	1,152	$7.79
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/3/2016	1,508	$7.79
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/2/2016	605	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/2/2016	395	$7.82
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/2/2016	5,530	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/2/2016	21,770	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	120	$7.90
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	720	$7.85
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	470	$7.85
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	3,790	$7.84

Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	260	$7.86
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	688	$7.85
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	410	$7.85
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	585	$7.85
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	230	$7.87
Purchase	MADISON CVRED CALL &EQSTR FD COM	8/1/2016	727	$7.85
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/29/2016	4,625	$7.87
Sale	MADISON CVRED CALL &EQSTR FD COM	7/28/2016	150	$7.77
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/28/2016	700	$7.83
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/25/2016	1,298	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/25/2016	345	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/25/2016	855	$7.80
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/25/2016	188	$7.83
Sale	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	830	$7.78
Sale	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	15	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	380	$7.79
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	1,615	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	215	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	5,987	$7.77
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	7,627	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/15/2016	1,500	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/14/2016	120	$7.84
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/14/2016	6,420	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/14/2016	560	$7.79
Sale	MADISON CVRED CALL &EQSTR FD COM	7/8/2016	145	$7.78
Sale	MADISON CVRED CALL &EQSTR FD COM	7/8/2016	160	$7.78
Sale	MADISON CVRED CALL &EQSTR FD COM	7/8/2016	150	$7.78
Sale	MADISON CVRED CALL &EQSTR FD COM	7/8/2016	340	$7.78
Sale	MADISON CVRED CALL &EQSTR FD COM	7/8/2016	275	$7.78
Sale	MADISON CVRED CALL &EQSTR FD COM	7/8/2016	365	$7.78
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	70	$7.74
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	705	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	825	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	730	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	473	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	567	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	865	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	290	$7.69
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	1,050	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/7/2016	1,425	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	530	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	220	$7.66
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	1,025	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	1,040	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	1,765	$7.62

Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	1,153	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	3,092	$7.62
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	555	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/6/2016	1,520	$7.62
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	605	$7.59
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	600	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	960	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	805	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	895	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	355	$7.58
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	1,355	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	1,205	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	955	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	1,455	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	500	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	270	$7.59
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	1,355	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	450	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	570	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	2,900	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	310	$7.58
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	490	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	3,020	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	420	$7.58
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	660	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	850	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	2,535	$7.56
Purchase	MADISON CVRED CALL &EQSTR FD COM	7/5/2016	1,180	$7.56
Sale	MADISON CVRED CALL &EQSTR FD COM	7/1/2016	445	$7.71
Sale	MADISON CVRED CALL &EQSTR FD COM	7/1/2016	100	$7.71
Sale	MADISON CVRED CALL &EQSTR FD COM	7/1/2016	129	$7.71
Sale	MADISON CVRED CALL &EQSTR FD COM	7/1/2016	11	$7.71
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/30/2016	33	$7.42
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/30/2016	86	$7.42
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/30/2016	186	$7.42
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/30/2016	44	$7.42
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/30/2016	50	$7.66
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	355	$7.50
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	275	$7.50
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	690	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	605	$7.49
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	660	$7.49
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	2,750	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	800	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	960	$7.48

Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	780	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	320	$7.53
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	565	$7.49
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	1,190	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	1,240	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	75	$7.58
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/28/2016	115	$7.54
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	585	$7.41
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	1,295	$7.40
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	110	$7.47
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	90	$7.49
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	610	$7.41
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	2,435	$7.40
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	1,415	$7.40
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	815	$7.41
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	4,858	$7.40
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/27/2016	1,230	$7.41
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	1,270	$7.47
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	1,015	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	1,100	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	530	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	4,005	$7.47
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	450	$7.49
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	365	$7.49
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	575	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	495	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	455	$7.51
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	2,620	$7.47
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	345	$7.52
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	625	$7.50
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	630	$7.48
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/24/2016	120	$7.53
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/17/2016	520	$7.62
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/17/2016	415	$7.64
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/17/2016	2,485	$7.60
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/17/2016	380	$7.62
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/16/2016	1,300	$7.57
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/16/2016	16,400	$7.52
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/16/2016	115	$7.63
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/16/2016	385	$7.59
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	75	$7.81
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	80	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	8,168	$7.71
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	8,532	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	411	$7.72

Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	429	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	521	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	544	$7.71
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	2,397	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	2,503	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	2,788	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/13/2016	2,912	$7.70
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/10/2016	250	$7.79
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/10/2016	660	$7.77
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/10/2016	440	$7.77
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/10/2016	1,335	$7.76
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/10/2016	3,740	$7.76
Purchase	MADISON CVRED CALL &EQSTR FD COM	6/10/2016	3,200	$7.76